Exhibit 10.1

Lease Agreement Prisma_Clearfield Execution Version

LEASE AGREEMENT

Prisma Shelter, S. de R.L. de C.V.

as Tenant

Clearfield, Inc.

As Joint and Several Obligor

and

Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver,

solely in its capacity as Trustee of Trust No. 3218

as Landlord

Dated as of April 4th, 2024.

TABLE OF CONTENTS

RECITALS	1
REPRESENTATIONS AND WARRANTIES	1
Representations and Warranties of Tenant	1
Organization	2
Corporate action	2
No authorization required	2
Legal representation	2
Due execution and delivery	2
Solvency	2
Financial Statements	2
Financial Projections	3
Licit resources	3
Litigation	3
Taxes	3
No material adverse change	3
Leased Property inspection	3
Park Regulations	3
Information accurate	4
Intention to lease	4
Representations and Warranties of Clearfield	4
Organization	4
Corporate action	4
No authorization required	4
Legal representation	4
Due execution and delivery	5
Solvency	5
Financial Statements	5
Licit resources	5
Litigation	5
Taxes	5
No material adverse change	5
Leased Property inspection	6

Park Regulations	6
Control of Tenant	6
Information accurate	6
Intention to lease	6
Representations and Warranties of the Landlord	6
Organization of the Trust	6
Corporate action	6
No authorization required	7
Due execution and delivery	7
Title to Land and Leased Property	7
Environmental matters	7
Inducement to Landlord	7
CLAUSES	8
CLAUSE I	8
LEASE OF THE LEASED PROPERTY	8
Section 1.01. Lease of the Leased Property	8
Section 1.02. Quiet Enjoyment	8
Section 1.03. Permitted Use	8
Section 1.04. Assets of Tenant in the Leased Premises	8
Section 1.05. Parking Spaces	9
Section 1.06. Private security in the Leased Property	9
Section 1.07. Licenses, Permits and Authorizations	9
Section 1.08. Sublease	10
Section 1.09. Utilities	10
Section 1.10. Construction License and Permits	10
Section 1.11. Modifications to the Leased Property	11
(a) Modifications	11
(b) Required Information	11
(c) Authorized Modifications	11
CLAUSE II	12
TERM AND EXTENSION	12
Section 2.01. Term	12
Section 2.02. Extension(s)	12

Section 2.03. Form to Extend the Lease	12
Section 2.04. Expiration of the Term or Extension(s)	12
Section 2.05. Right to show the Leased Property	13
Section 2.06. Abandonment of the Leased Property	13
Section 2.07. Waiver of Rights	14
CLAUSE III	14
RENT	14
Section 3.01. Rent	14
Section 3.02. Rent Increase	15
Section 3.03. Other Tenant Payments	15
Section 3.04. Form of Payment	15
Section 3.05. Invoices	16
Section 3.06. Taxes	16
Section 3.07. Default Interest	17
Clause IV	17
Security Deposit	17
Section 4.01. Security Deposit	17
Section 4.02. Application of the Security Deposit	17
Section 4.03. Reimbursement of the Security Deposit	17
CLAUSE V	18
Obligations of the Landlord	18
Section 5.01. Quiet Enjoyment	18
Section 5.02. Structural repairs and maintenance	18
Section 5.03. Temporary assignment of KVA rights	19
Section 5.04. Performance by Tenant of Landlord Obligations	19
Section 5.05. Limitation of Landlord’s Liability	19
CLAUSE VI	20
Obligations of the Tenant	20
Section 6.01. Insurance	20
Section 6.02. Environmental	21
(a) General	21
(b) Upon termination of this Agreement	22

CLAUSE IX	32
Clearfield. Joint and Several Obligor	32
Section 9.01. Joint and Several Obligations	32
Section 9.02. Indivisible Obligations	32
Section 9.03. Waiver of Rights	32

EXHIBITS

Exhibit “1” Parking spaces

Exhibit “2” Intentionally omitted

Exhibit “3” Intentionally omitted

Exhibit “4” Intentionally omitted

Exhibit “5” Final Delivery-Reception Minutes

Exhibit “6” Park Regulations

THIS LEASE AGREEMENT made as of April 4th, 2024, effective as of April 1st, 2024, is entered into by and among:

1.	Primsa Shelter, S. de R.L. de C.V., hereinafter “Tenant”, represented by Mr. Alberto Daniel Loyola Tames;

2.	Clearfield, Inc., hereinafter “Clearfield”, represented by Mr. Daniel R. Herzog, as joint and several obligor of the Tenant; and

3.	Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, solely in its capacity as Trustee of Trust No. 3218, hereinafter “Landlord”, represented by Mr. Juan Carlos Talavera De Noriega.

pursuant to the following Recitals, Representations and Warranties and Clauses. The Tenant and the Landlord are collectively the “Parties”.

RECITALS

I.        On June 12th, 2018, Upsite México S.A.P.I. de C.V., acting as settlor, Banco Actinver S.A, Institución de Banca Multiple, Grupo Financiero Actinver, División Fiduciaria, as trustee (hereinafter the “Landlord”), and CI Banco S.A., Institución de Banca Múltiple, as common representative of certificate holders, executed an Irrevocable Administration Trust Agreement identified under number 3218 (hereinafter, the “Trust”), the main purpose of which is the construction, development and operation of industrial buildings and properties for lease, with the appearance of Operadora Upsite, S.A.P.I. de C.V., as manager of the Trust (hereinafter, the “Manager”).

II.       Landlord owns the land on which the property identified as “Upsite Inventory UPTIJ-02 ”, with a gross leasable area of 318,102 square feet (equivalent to 29,552.64 square meters), located at Camino Vecinal El Realito #12801, Colonia El Realito, Delegación Presa Este, Tijuana, Baja California, México, C.P. 22250, with cadastral code number DM008811 (hereinafter the “Leased Property”).

III.      The Parties wish to enter into this Agreement with respect to the Leased Property on the terms and subject to the conditions hereinafter set forth.

IV.      Clearfield, as the ultimate beneficiary of the use of the Leased Property, executes this Agreement as joint and several obligor of the Tenant.

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Tenant

I.	Tenant hereby represents and warrants as follows:

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Organization

(a)              It is a corporation duly organized and validly existing under the laws of the United Mexican States as evidenced by public deed number 42,422 dated June 6th, 2022, granted before Mr. Adrián Cantú Garza, Notary Public number 124 of Monterrey, Nuevo Leon, the first original of which was duly recorded before the Public Registry of Commerce of Monterrey under electronic commercial folio number N-2022041696, on June 13th, 2022, and its federal tax payer number is PSH220606JK1. A non-certified copy of the public deed and the tax identification card have been delivered to Landlord before the date hereof.

Corporate action

(b)              The execution, delivery and performance of this Agreement by the Tenant, are within its corporate purposes and power, have been duly authorized by all necessary actions (corporate or otherwise), and do not violate or conflict with (i) its charter of incorporation or by-laws, or (ii) any law or contractual restriction binding on or affecting it or its properties.

No authorization required

(c)              No authorization or approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance by the Tenant of this Agreement other than those that have been duly obtained or made and are in full force and effect.

Legal representation

(d)              Its legal representative has the necessary power and authority to execute this Agreement on its behalf, which powers and authority have not been modified, revoked or restricted in any manner, as evidenced by public deed number 47,140, dated November 30th, 2023, granted before Mr. Adrián Cantú Garza, Notary Public number 124 of Monterrey, Nuevo Leon, whose first original has been duly recorded before the Public Registry of Commerce of Monterrey, under electronic commercial folio number N-2022041696, on December 7th, 2023. A non-certified copy of such document has been delivered to Landlord before the date hereof.

Due execution and delivery

(e)              The Tenant has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligations of the Tenant, enforceable against the Tenant in accordance with its terms.

Solvency

(f)              It is solvent and has the capacity and economic, material and human means to perform its obligations hereunder, and particularly, with respect to its payment obligations pursuant to this Agreement.

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Financial Statements

(g)              The audited balance sheet of the Tenant for the fiscal year ended December 31st, 2023 and the the related statements of operations and cash flows of the Tenant for the fiscal period then ended (which annual financial statements have been examined by independent public accountants) present fairly, in all material respects, the financial position of the Tenant as at the date of such financial statements and the results for the periods covered thereby. All such financial statements have been prepared in accordance with generally accepted accounting principles in Mexico consistently applied.

Financial Projections

(h)              Intentional omitted.

Licit resources

(i)              The resources of the Tenant to comply with its payment obligations under this Agreement derive or otherwise arise form licit sources.

Litigation

(j)               There are no actions, suits or proceedings pending or to the knowledge of the Tenant threatened against the Tenant that (a) relate to this Agreement or any of the transactions contemplated hereby, or (b) are reasonably likely to be determined adversely to the Tenant and if so, adversely determined could reasonably be expected to have a material adverse effect on the business or properties or prospects of the Tenant.

Taxes

(k)              The Tenant has represented and paid all material taxes, assessments and governmental charges, imposed upon it or its income or profits or upon any of the properties owned by it prior to the date on which penalties attach thereto, except for any such tax assessment, charge or levy being diligently contested in good faith through appropriate legal proceedings and with respect to which reserves have been established in accordance with generally accepted accounting principles.

No material adverse change

(l)               Since January 1st, 2024, there has been no material adverse change to the business, assets, liabilities, financial condition or prospects of the Tenant.

Leased Property inspection

(m)              It has examined the Leased Property to its satisfaction prior to the execution of this Agreement.

Park Regulations

(n)              It acknowledges and accepts the terms and conditions of the internal regulations of the Upsite Tijuana Park 1 (the “Park Regulations”) and declares that it will comply with such regulations during the Term and the Extension(s) (as such terms are defined below).

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Information accurate

(o)              All factual information, taken as a whole, delivered in writing by or on behalf of the Tenant to the Landlord for purposes of or in connection with this Agreement or the transactions contemplated hereby, is true an accurate and does not omit any fact necessary to prevent such information, taken as a whole, from being misleading.

Intention to lease

(p)              It wishes to take the Leased Property under lease pursuant to the terms and subject to the conditions hereinafter set forth.

Representations and Warranties of Clearfield

II.	Clearfield hereby represents and warrants as follows:

Organization

(a)              It is a corporation duly organized and validly existing under the laws of the State of Minesota, United States of America (“United States”).

Corporate action

(b)              The execution, delivery, and performance of this Agreement by Clearfield, are within its corporate purposes and power, have been duly authorized by all necessary actions (corporate or otherwise), and do not violate or conflict with (i) its articles of incorporation or by-laws, or (ii) any law or contractual restriction binding on or affecting it or its properties.

No authorization required

(c)              No authorization or approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance by Clearfield of this Agreement other than those that have been duly obtained or made and are in full force and effect.

Legal representation

(d)              Its legal representative has the necessary power and authority to execute this Agreement on its behalf, which powers and authority have not been modified, revoked or restricted in any manner.

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Due execution and delivery

(e)              Clearfield has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligations of Clearfield, enforceable against Clearfield in accordance with its terms.

Solvency

(f)              It is solvent and has the capacity and economic, material, and human means to perform its obligations hereunder, and particularly, with respect to its joint and several payment obligations pursuant to this Agreement.

Financial Statements

(g)              The audited balance sheet of Clearfield for the fiscal year ended September 30th, 2023, and the related statements of operations and cash flows of Clearfield for the fiscal period then ended (which annual financial statements have been examined by independent public accountants) present fairly, in all material respects, the financial position of Clearfield as at the date of such financial statements and the results for the period covered thereby. All such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied.

Licit resources

(h)              The resources of Clearfield to comply with its payment obligations under this Agreement derive or otherwise arise form licit sources.

Litigation

(i)               There are no actions, suits or proceedings pending or to its knowledge threatened against Clearfield that (a) relate to this Agreement or any of the transactions contemplated hereby, or (b) are reasonably likely to be determined adversely to Clearfield, and if so adversely determined could reasonably be expected to have a material adverse effect on the business or properties or prospects of Clearfield.

Taxes

(j)              Clearfield has filed tax returns and paid all material taxes, assessments and governmental charges, imposed upon it or its income or profits or upon any of the properties owned by it prior to the date on which penalties attach thereto, except for any such tax assessment, charge or levy being diligently contested in good faith through appropriate legal proceedings and with respect to which reserves have been established in accordance with generally accepted accounting principles.

No material adverse change

(k)              Since December 31st, 2023, there has been no material adverse change to the business, assets, liabilities, financial condition, or prospects of Clearfield.

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Leased Property inspection

(l)               It has examined the Leased Property to its satisfaction prior to the execution of this Agreement.

Park Regulations

(m)              It acknowledges and accepts the terms and conditions of the internal regulations of the Upsite Tijuana Park 1 (the “Park Regulations”) and declares that it will comply with such regulations during the Term and the Extension(s) (as such terms are defined below).

Control of Tenant

(n)              Clearfield has the right, but not the obligation, to require the Tenant’s parent company to transfer 100% of the shares or membership interests of the Tenant to Clearfield at no cost to Clearfield (other than the nominal value of the shares or membership interests provided in the Tenant’s formation documents).

Information accurate

(o)              All information, taken as a whole, delivered in writing by or on behalf of Clearfield to the Landlord for purposes of or in connection with this Agreement or the transactions contemplated hereby, is true an accurate in all material respects and does not omit any material fact necessary to prevent such information, taken as a whole, from being misleading.

Intention to lease

(p)              It wishes the Tenant to take the Leased Property under lease pursuant to the terms and subject to the conditions hereinafter set forth, and assumes all such obligations as joint and several obligor for the benefit of, and in order for, the Landlord to execute this Agreement.

Representations and Warranties of the Landlord

III.	Landlord hereby represents and warrants as follows:

Organization of the Trust

(a)              The Trust has been duly executed and established under the laws of Mexico. The trustee of the Trust, is duly organized and is a validly existing financial institution authorized to act as trustee under the laws of Mexico.

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Corporate action

(b)              The execution, delivery and performance of this Agreement by the Landlord, are within the purposes, authority and power of the Trust, have been duly authorized by all necessary actions (corporate or otherwise), and do not violate or conflict with (i) the terms of the Trust, or (ii) any law or contractual restriction binding on or affecting it or its properties.

No authorization required

(c)              No authorization or approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance by the Landlord of this Agreement other than those that have been duly obtained or made and are in full force and effect.

Due execution and delivery

(d)              The Landlord has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligations of the Landlord, enforceable against the Landlord in accordance with its terms.

Title to Land and Leased Property

(e)              The Landlord is the sole legal owner of the land upon which the Leased Property will be built; provided that the Leased Property and the land upon which it was built, were contributed by the Landlord to a guaranty trust in order to secure the payment obligations of the Landlord with respect to certain loans obtained by it prior to the execution of this Agreement.

Environmental matters

(f)              The land is free, and shall be free as of the Lease Commencement Date, of any asbestos, polychlorinated Biphenyls (BPC) transformers or any other Hazardous Material (as defined in Section 6.02), or subject to any Pollution Condition (as defined in Section 6.02).

Inducement to Landlord

(g)              (i) The accuracy of the representations and warranties of the Tenant and of Clearfield contained in the Representations and Warranties Section herein, and in the documents delivered by such parties to the Landlord, (ii) the Security Deposit made under this Agreement, and (iii) the Term (as defined below), constitute the essential terms that have induced the Landlord to lease the Leased Property to the Tenant, on the terms and conditions hereinafter set forth.

NOW THEREFORE, being in agreement with the foregoing Recitals and Representations and Warranties that are incorporated into the clauses of this Agreement, the Parties agree to bound to what they mutually set forth in the following:

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CLAUSES

CLAUSE I

LEASE OF THE LEASED PROPERTY

Section 1.01. Lease of the Leased Property. From and after April 1st, 2024 (“Lease Commencement Date”) The Landlord gives to the Tenant and the Tenant irrevocably accepts the Leased Property on the terms and subject to the conditions contained in this Agreement.

On said date the Tenant shall take legal and material possession of the Leased Property and the Parties shall execute the Final Delivery-Reception Minutes in substantially the form of Exhibit “5” hereto.

The Leased Property is comprised of a leasable area of 318,102 square feet (equivalent to 29,552.64 square meters) of the Building UPTIJ-02, also identified as “Interior 2”, which is part of the UPSITE Park Tijuana I, located at Camino Vecinal El Realito #12801, Interior 2, Colonia El Realito, Delegación Presa Este, Tijuana, Baja California, México, C.P. 22250, and cadastral code number DM008811.

The Tenant is acting in its own name and behalf and does not assume any right or obligations in the name or on behalf of any other third party.

Section 1.02. Quiet Enjoyment. The Landlord grants to Tenant the peaceful use and quiet enjoyment of the Leased Property during the Term and the Extension(s), if any, except with respect to any circumstance or event that is not directly attributable to Landlord or the act of other third parties for which the Landlord shall not be liable.

Section 1.03. Permitted Use. The Tenant agrees to use the Leased Property only and exclusively for its ordinary course of business which is primarily related to and the fulfilment of its corporate purpose, that is related to manufacturing, warehousing, shipping, administrative offices and related activities such as customer service, derived or otherwise consequential to all of the above.

The Tenant may not vary the permitted use of the Leased Property without the previous written consent of the Landlord; provided, further, that in no event may the use of the Leased Property be modified in contravention to uses set forth in the zoning rules applicable to the Leased Property and the Building UPTIJ-02.

The Tenant shall comply with all applicable laws, rules, circulars, decrees, regulations, urban development plans (whether Federal, State or Municipal) and other applicable legislation to the use of land and the activities that according to all such laws and regulations may be carried out at the Leased Property. Tenant expressly agrees not to engage in, or otherwise permit, any illegal or activity in the Leased Premises, whether by the Tenant or any other third party or person.

Section 1.04. Assets of Tenant in the Leased Premises.

All equipment, machinery, furniture, vehicles and any other assets of any kind owned by the Tenant or any other third party (“Tenant’s Assets”) introduced or installed by or on behalf of the Tenant in the Leased Property at any time from and after the date of the Beneficial Access, is done at Tenant’s sole risk and under its sole supervision and exclusive responsibility.

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The Landlord does not assume any liability for any such Tenant’s Assets in the Leased Property, including in case of theft or loss for any reason of all or a part thereof.

Section 1.05. Parking Spaces. The Tenant shall have the use of 256 (two hundred and fifty-six) parking spaces as detailed in Exhibit “1” of this Agreement. The Tenant agrees not to use any other area of the Leased Property (including without limitation the gardened areas) for parking vehicles of any kind (whether particular, trailers, boxes, forklifts, etc.).

The Landlord shall have no responsibility related to theft or damage to the vehicles using such parking spaces, or with respect to objects left therein.

The Tenant shall not use, or allow any of its directors, officers, employees, consultants, representatives, contractors, managers, visitors or any other person for whom the Tenant is or may be legally responsible, for carrying out any kind of repairs to any vehicles located at the Leased Property. Any such vehicles shall be removed from the Leased Property and the UPSITE Park Tijuana I at Tenant’s cost.

Section 1.06. Private security in the Leased Property. The Tenant shall be responsible for hiring the security services of an authorized private security company of recognized reputation located in Tijuana, Baja California as may be required for its own and the Leased Property needs, to guard and provide for the private security of the Leased Property and its contents.

The general private security of the UPSITE Park Tijuana I shall be covered by the common area maintenance quotas of the Upsite Park Tijuana I, which are to be paid by the Tenant and other tenants of buildings located there at to the administrator thereof, on the proportionate base that the aggregate Leased Property land bears to the aggregate land of the Upsite Park Tijuana I.

Section 1.07. Licenses, Permits and Authorizations. The Tenant shall be solely responsible for obtaining all licenses, permits and authorizations (whether Federal, State or Municipal) as may be necessary to legally carry out its operations, activities and businesses at the Leased Property (the “Governmental Permits”).

Failure by the Tenant to obtain any of the Governmental Permits shall not release the Tenant from its obligations hereunder; and particularly from its payment obligations hereunder.

In addition, the Tenant shall be solely responsible for maintaining, all of the Governmental Permits required for its operations, from time to time; provided, further, that the failure to maintain any such Governmental Permits, for any reason, including the suspension or closing of Tenant’s activities or operations at the Leased Property, shall not release Tenant from its payment obligations under this Agreement.

Tenant agrees to deliver to the Landlord within a reasonable time after the written request by Landlord, a non-certified copy of any of the Governmental Permits, and its renewals.

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Section 1.08. Sublease. The Tenant may not sublease or otherwise grant the use, enjoyment or possession of all or part the Leased Property to any person or third party, without the prior written consent of the Landlord.

However, the Tenant may sublease the Leased Property or a part thereof to any of the companies that are part of the same economic group of companies to which the Tenant and/or Clearfield belongs, provided that the Tenant shall notify the Landlord with at least thirty (30) business days in advance of its intention to sublease all or part of the Leased Property to an affiliate or related company of the same economic group of companies to which the Tenant and/or Clearfield belongs. The Tenant shall deliver to the Landlord the document containing any such sublease in form and substance satisfactory to the Landlord and will annex to it the original documentary evidence demonstrating that said affiliate or related company belongs to the same economic group of companies as the Tenant and/or Clearfield.

The Tenant and Clearfield shall remain solely liable to the Landlord under the terms and conditions of this Agreement, irrespective of any such authorized sublease.

Section 1.09. Utilities.

The Landlord shall make available or cause to be available to the Tenant at the boundary’s limits of the Leased Property and as may be necessary for hook up all of the following:

(i)	water and sewer;

(ii)	Telecommunications; and

(iii)	electrical installation including wiring from the transformer pad and providing a main panel and transformer for 1,000 KVA service.

The Parties expressly agree that the service of each such utility is to be contracted by the Tenant at its sole cost, including their ultimate connection for service together with consumption fees, costs or dues of all such services that shall be borne solely by Tenant.

Section 1.10. Construction License and Permits. The Landlord will provide to the Tenant when applicable, at the request of the Tenant, a copy the following permits issued by the appropriate governmental authority (“Permits”):

(a)                The environmental impact authorization (Manifestación de Impacto Ambiental) applicable to the UPSITE Industrial Park Tijuana I, the Building UPTIJ-02 and the Leased Property;

(b)                The industrial zoning certification or deed (constancia de uso de suelo);

(c)                The construction license;

(d)                The occupation certificate or construction termination authorization, whichever is applicable;

(e)                Cadastral blueprint of the Building UPTIJ-02; and

(f)                 The official address and number for the Leased Property or the Building UPTIJ-02, accordingly.

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Section 1.11. Modifications to the Leased Property.

(a) Modifications. Any adaptation or modification to, or installation in, the Leased Property (“Modification”), requires the prior written approval of the Landlord, except as otherwise contemplated by this Agreement or its Exhibits. Landlord’s consent will not be unreasonably denied.

Notwithstanding anything above to the contrary, the Tenant agrees that the Landlord may deny any Modification to the extent that such Modification affects or otherwise interferes with the structural design, changes to the exterior façade or distribution of green or common areas of the Building UPTIJ-02 or the Leased Property.

(b) Required Information. The Tenant shall submit to the Landlord the architectural, civil engineering, electromechanical, hydraulic, blueprints and such other or further information as may reasonably requested by the Landlord in connection with any such Modification for Landlord’s prior review and approval. The Landlord will provide the Tenant with a written response to its Modification request promptly thereafter, in its sole and absolute discretion.

(c) Authorized Modifications. In the event that the Landlord authorizes any Modification, then the Tenant shall be solely responsible for the overall design, construction and for obtaining all licenses, permits and authorizations required by Federal, State or Municipal authorities to carry out the related Modification(s), including without limitation, environmental impact reports, preventive reports, construction licenses, construction termination notices or occupancy certificates, sanitary authorization by labor authorities and any other study, permit, license or authorization required by applicable legislation for the type of work or installation to be carried out by the Tenant at the Leased Property. The Tenant shall provide Landlord with copies of all such documentation prior to initiating any works.

In addition, Tenant shall provide to the Landlord at its sole cost and expense appropriate insurance policies designating Landlord as additional guaranteed, that is reasonable and standardly adequate for such kind of works in the industry and in form and substance satisfactory to the Landlord, prior to initiating any such Modification(s). Any works with respect to an authorized Modification shall be the sole and exclusive responsibility of the Tenant.

(d) Modifications for the benefit of Landlord. Any works or Modifications carried out by the Tenant to or in the Leased Property which cannot be removed without impairment or damage to the Leased Property shall be made for the ultimate benefit of the Landlord, and the Tenant shall not be entitled to any compensation for any such Modifications made to the Leased Property. The Tenant hereby further expressly waives any such right to compensation with respect thereto.

The Tenant hereby expressly waives the provisions of articles 2297 and 2298 of the Civil Code for the State of Baja California, except with respect to any Modification that increases the value of the Leased Property and this Agreement is rescinded for causes solely attributable to the Landlord.

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CLAUSE II

TERM AND EXTENSION

Section 2.01. Term. This Agreement shall be in effect for a term of eighty-four (84) calendar months, sixty (60) months of which are mandatory, commencing on the Lease Commencement Date and ending March 31st, 2031 (the “Term”); provided, however, that the Tenant shall have the right to reduce the Term to sixty (60) months by giving written notice of such election to the Landlord no later than August 31st, 2028.

In accordance with article 2358 of the Civil Code for the State of Baja California, this Agreement is being executed for a determined term; the lease hereunder shall terminate on the date set forth above or on the last day of the applicable Extension, if any, without the need of any notice, demand, communication or any other requirement of any nature on the part of the Landlord, all of which are hereby expressly waived by the Tenant.

Section 2.02. Extension(s). So long as the Tenant shall be in compliance with all of its obligations hereunder, the Tenant shall have the right to extend the Term on two (2) occasions, for a period of sixty (60) mandatory calendar months on each such extension (without exceeding the maximum term permitted by law) (“Extension(s)”).

The terms and conditions of this Agreement shall apply to any Extension without modification, except for the annual rent amount that shall be updated pursuant to Section 3.02 hereof.

Section 2.03. Form to Extend the Lease. The Tenant may extend the Term of this Agreement by delivering to the Landlord an extension notice in writing, with at least one hundred and one hundred and eighty (180) calendar days in advance to the date on which the Term or the previous Extension is scheduled to expire.

The failure by the Tenant to timely deliver such written extension notice shall preclude and cancel its right with respect to the applicable Extension, without the need of any notice, demand, communication or any other requirement of any nature on the part of the Landlord, all of which are hereby expressly waived by the Tenant.

Section 2.04. Expiration of the Term or Extension(s). Upon expiration of the Term or, in that case, the Extension(s), the Tenant shall release and surrender possession of the Leased Property to the Landlord, with all of the Leasehold Improvements and Modifications (if any), in the same conditions on which they were received by the Tenant (normal wear and tear excepted), without the need of any notice, demand, communication or any other requirement of any nature on the part of the Landlord, all of which are hereby expressly waived by the Tenant.

Without prejudice to any of the rights of the Landlord pursuant to this Agreement, in the event that the Tenant remains in possession of the Leased Property after expiration of the Term or the Extension(s), the Tenant shall pay to the Landlord, as a specific penalty for the failure to surrender possession of the Leased Property, a monthly rent that shall be equal to the result of multiplying the applicable monthly rent for the calendar month immediately preceding the expiration of the Term or the respective Extension, times two (2), for each calendar month or part thereof during which the Tenant remains in possession of the Leased Property, without prejudice to any damages or losses that may be incurred by the Landlord as a result of such breach.

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Any such payment to the Landlord shall not be interpreted or deemed to be: (i) an acceptance to extend or renew the Term of this Agreement, (ii) an implied amendment to this Agreement, (iii) the consent by Landlord in order for the Tenant to remain in possession of the Leased Property, (iv) a waiver by the Landlord of its right to recover possession of the Leased Property, or (v) a waiver by the Landlord to any of its right under this Agreement or applicable law.

Thirty (30) days prior to the date on which the Tenant is to surrender possession of the Leased Property as provided herein, the Parties shall in good faith execute a redelivery of the Leased Property minutes (the “Redelivery Minutes”), which shall include (i) the physical condition on which the Tenant is returning the Leased Property, (ii) a photographic memory of the Leased Property at the time, (iii) a detailed inventory of the Leased Property and its accessories, (iv) the description of any repair that Tenant must make in order to return the Leased Property as set forth in this Agreement, (v) the manner in which the expenses derived from such repairs shall be covered by the Tenant, (vi) the obligations of the Parties that will survive the termination of this Agreement, if any, (vii) the amount of the Security Deposit being held by the Landlord, (viii) the instructions by Tenant in order for the Landlord to return the Security Deposit to the Tenant, (ix) a description of any Modification, installation or improvement to the Leased Property previously authorized pursuant to this Agreement (such as electrical installations, voice and data cabling, pipes, etc.), that will remain for the benefit the Leased Property, as well as the blue prints of any such Modification, installation or improvement, and in that case, the manuals, verifications, inspections, maintenance, authorizations, guarantees and service policies and any other document related to such Modification, installation or improvement, and (x) any other matter that either Party wishes to record in such Redelivery Minute. Such Redelivery Minutes will be prepared in conformity herewith and in form and substance satisfactory to the Parties, and the Phase “1” environmental study referred to in Section 6.02(b) shall be attached thereto.

Section 2.05. Right to show the Leased Property. In case that the Tenant does not timely exercise its Extension rights as provided in Section 3.02, then the Landlord shall have the right during business days and hours, at any time during the period of one hundred and eighty (180) calendar days before the expiration of the Term or the corresponding Extension, to access the Leased Property and to show it to a prospective tenant or lessee, with at least three (3) business days prior written notice to the Tenant. The persons attending such visits shall comply with all of the internal security policies of the Tenant and will not interfere with the operations or activities of the Tenant at the Leased Property. The Parties agree to cooperate in good faith to achieve the purposes of this Section.

Section 2.06. Abandonment of the Leased Property. In the event that the Tenant abandons the Leased Property, then the Landlord is hereby authorized to immediately, without the need for any judicial declaration or other requirement of any kind all of which is hereby expressly waived by the Tenant, take possession of the Leased Property, in order to avoid any deterioration or damage to it or the taking of possession thereof by any other third party.

The taking of possession of the Leased Property by Landlord as aforesaid shall not release the Tenant from its responsibility and liability for any damages suffered by the Leased Property until the date on which the Landlord takes so possession. The Landlord may request the presence of a notary public to evidence the abandonment and conditions of the Leased Property at that time and will prepare an inventory of any goods or assets located at the Leased Property on such date.

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All expenses incurred by the Landlord in taking possession of the Leased Property as set forth in this Section 2.06 shall be borne by the Tenant, who shall reimburse all such costs and expenses to the Landlord immediately.

The taking of possession of the Leased Property by the Landlord pursuant to this Section 3.06, shall not release Tenant from its obligations pursuant to this Agreement, and, particularly, Tenant’s environmental obligations under Section 6.02 hereunder.

For the purposes of this Section 2.06, the Leased Property shall be deemed “abandoned” when, for a period exceeding thirty (30) calendar days, without justified cause, there is no physical presence of any employees, security personnel or representative of the Tenant thereat.

Section 2.07. Waiver of Rights. The Tenant hereby waives its rights to the tacit reconduction of the lease provided in this Agreement and to the rights conferred to it by articles 2360, 2361, 2362 and other related articles of the Civil Code of the State of Baja California, all of which have been reviewed or explained to the Tenant by its selected legal advisor.

CLAUSE III

RENT

Section 3.01. Rent. From and after the Lease Commencement Date, the Tenant shall pay to Landlord an annual rent for the use of the Leased Property, equal to the amount of US$2,025,434.28 (TWO MILLION TWENTY-FIVE THOUSAND FOUR HUNDRED THIRTY-FOUR AND 28/100) Dollars, plus the applicable value added tax (“VAT”), which is the result of multiplying the amount of US$6.367 Dollars per square foot times the aggregate leasable area of the Leased Property of 318,102 square feet.

Such annual rent shall be paid in monthly installments during the Term of this Agreement, subject to rent amount adjustments as provided in Section 3.02. These monthly installments or rents are in the amount of US$168,786.19 (ONE HUNDRED SIXTY-EIGHT THOUSAND SEVEN HUNDRED EIGHTY-SIX AND 19/100) Dollars, subject to the annual adjustment as provided hereunder.

The annual rent shall be increased on each anniversary of the Lease Commencement Date occurring during the Term or the Extension(s), as applicable, pursuant to Section 3.02.

The Tenant acknowledges and agrees that the full consideration for the use of the Leased Property is equivalent to the aggregate amount of all monthly rents to be paid by the Tenant during the Term and its Extension(s). The Tenant acknowledges and agrees that the monthly payments pursuant hereto, constitute partial installments for the aggregate consideration of the Term and its Extension(s) mutually agreed to be a mandatory period for the use by the Tenant of the Leased Property, irrespective and without prejudice of the prior termination of this Agreement, as the case may be. The Tenant acknowledges and agrees that the provisions of this Section 3.01 constitute an essential term and condition of this Agreement, for the benefit of the Landlord.

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The Tenant further agrees that it shall not be entitled to offset the payment of any rent as against any other amount that may be owed by the Landlord to the Tenant hereunder.

Section 3.02. Rent Increase. The amount of the annual rent established in Section 3.01 above, shall be increased annually by two percent (2%) on each anniversary of the Lease Commencement Date, which rent increase shall be applied in the same manner to the Extension(s), if any.

Section 3.03. Other Tenant Payments. Tenant agrees to pay to Landlord on a monthly basis, the amount of US$13,238.13 (THIRTEEN THOUSAND TWO HUNDRED THIRTY-EIGHT AND 13/100) Dollars on account of (i) the Upsite Park Tijuana I maintenance quotas, services, and pro rata share of the general private security thereof, (ii) property taxes, and (iii) its pro rata share of the insurance of the common areas of the Upsite Park Tijuana I (hereinafter collectively, the “Triple Net Quotas”), that are to be solely borne and at the cost and expense of Tenant.

The Parties agree that such amount constitutes an estimate of the said Triple Net Quotas. Therefore, within the first fifteen (15) days of each month of January occurring during the Term or the Extensions, and within thirty days prior to the end of the Term (or the Extensions), the Parties will make a conciliation of the actual amounts incurred for each of the items comprising the Triple Net Quotas.

If (i) the amount paid by the Tenant to the Landlord on account of the estimated Triple Net Quotas is higher than the aggregate amount effectively paid or incurred by the Landlord on account thereof for such yearly period, then the Landlord shall forthwith reimburse the Tenant the corresponding balance, or (ii) if the amount paid by the Tenant to the Landlord on account of the estimated Triple Net Quotas is lower than the aggregate amount effectively paid or incurred by the Landlord on account thereof for such yearly period, then the Tenant shall reimburse to the Landlord the corresponding balance; in each case, within ten (10) calendar days following the date of said conciliation.

The Parties agree that if the estimated amount for the Triple Net Quotas shall any time increase in more than ten percent (10%), then the Parties shall in good faith modify the monthly amount payable by the Tenant on account of the Triple Net Quotas hereunder.

Section 3.04. Form of Payment. Tenant shall make all rent payments under this Agreement, within the first ten (10) days of each calendar month occurring during the Term and, in its case, the Extension(s), and for so long as the Tenant continues in possession of the Leased Property after such dates (without prejudice to the rights of the Landlord hereunder in the latter case), by crediting any of the bank accounts of the Landlord indicated below:

If in pesos, lawful currency of Mexico (“Pesos”):

Bank: Banco Santander (México), S.A. Institución de Banca Múltiple, Grupo Financiero Santander México

Account: 65-50706497-6

Credit to: Banco Actinver por CTA Fid 3218

CABLE: 014180655070649765

or

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Bank: Banco Actinver, S.A. Institución de Banca Múltiple, Grupo Financiero Actinver

Client: 95836243.

Agreement: 8029233

Credit to: Banco Actinver S.A. por CTA FIDEICOMISO 3218

CLABE: 133180000080292337

If in Dollars:

Bank: Banco Santander (México), S.A. Institución de Banca Múltiple, Grupo Financiero Santander México

Account: 82-50089041-6

Credit to: Banco Actinver por CTA FID 3218

CABLE: 014180825008904163

or otherwise by crediting any other bank account that Landlord may notify to the Tenant in writing with at least five (5) business days prior notice.

If any payment hereunder shall be due on a non – banking day in Mexico, then such payment shall be made on the next succeeding banking day.

The Tenant agrees that any other payments due by the Tenant pursuant to this Agreement shall be credited by the Tenant when due to any of the above Landlord’s bank accounts or other bank account that the Landlord has notified to the Tenant in writing.

Pursuant to the provisions of article 8 of the Monetary Law of Mexico, the Tenant is entitled to pay any amount due in Dollars pursuant to this Agreement, by crediting to any of the Landlord’s Pesos bank accounts as stated above, the equivalent of such Dollar amount in Pesos, at the applicable rate of exchange as published by the Bank of Mexico (Banco de Mexico) in its official gazette (Diario Oficial de la Federación) on the date of payment.

Section 3.05. Invoices. Landlord shall deliver to the Tenant an electronic invoice complying with all applicable tax requirements. The delay in delivering such invoice shall not release the Tenant from any of its payment obligations pursuant to this Agreement.

Triple Net Quotas shall be covered with a single invoice. Notwithstanding the foregoing, to the extent required under applicable tax laws in effect from time to time, the Landlord will provide to the Tenant a separate invoice for each of the items that comprise the Triple Net Quotas.

The Landlord shall be liable for any damages or costs incurred by the Tenant directly arising from the failure by the Landlord to timely deliver any such electronic tax invoice(s) as provided hereunder.

Section 3.06. Taxes. Rent installment payments hereunder shall be added by any applicable taxes, including, without limitation, the value added tax or (“VAT”) that may be in force from time in time, and any other tax that replaces, substitutes or is enacted in addition to, such value added tax.

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Section 3.07. Default Interest. Without prejudice to the provisions of Clause VIII below, in case that the Tenant fails to pay any amount payable by it under this Agreement when due, then the Tenant shall pay default interest on said unpaid amount, (i) if the said amount is stated in Dollars, at an annual fix rate equal to twenty percent (20%), calculated on the basis of a year of three hundred and sixty (360) days, multiplied by the number of days elapsed between the date on which said amount was due and the date on which such amount is paid in full; and (ii) if the said amount is stated in Pesos, at a monthly fixed rate of five per cent (5%), calculated on the basis of a month of thirty (30) days and the number of days elapsed between the date on which said amount was due and the date on which such amount is paid in full.

Clause IV

Security Deposit

Section 4.01. Security Deposit. Within five (5) business days following the date of execution of this Agreement, the Tenant shall deliver to the Landlord as a security deposit, the amount of US$168,786.19 (ONE HUNDRED SIXTY-EIGHT THOUSAND SEVEN HUNDRED EIGHTY-SIX AND 19/100) Dollars, that is equivalent to one (1) month of rent (the “Security Deposit”), as security up to the amount thereof for the timely performance and fulfillment all of Tenant’s obligations under this Agreement.

Landlord will deliver to Tenant within five business days following receipt of said Security Deposit, the amplest receipt thereof in writing.

The Security Deposit does not constitute nor shall be interpreted or deemed to be an advanced payment of future rents payments, or as payment of other obligations of the Tenant pursuant to this Agreement.

The Tenant expressly agrees that Security Deposit will not bear or cause any interest.

Section 4.02. Application of the Security Deposit. The Landlord is hereby expressly authorized to at any time apply all or any part of the Security Deposit to the payment of any amounts owed by the Tenant to the Landlord under this Agreement, up to the aggregate amount of the Security Deposit at the time of application.

The Landlord will provide Tenant with a written notice indicating the amount applied on account of the Security Deposit to any of the Tenant’s unpaid obligations hereunder.

The Tenant shall forthwith replenish in full the Security Deposit to its then aggregate within a term not exceeding five (5) after the written notice. Default interest shall apply as provided in Section 3.07.

Section 4.03. Reimbursement of the Security Deposit. Within thirty (30) calendar days following the date of execution of the Redelivery Minutes, and so long as (i) there is no amount owed by Tenant to Landlord pursuant to this Agreement; (ii) the Tenant has duly performed all of its obligations pursuant to this Agreement, including, but not limited to, the obligations of the Tenant in connection with the redelivery of possession of the Leased Property and its environmental obligations pursuant to this Agreement; and (iii) the Tenant delivers to the Landlord payment evidence in full of all of the utilities hired by the Tenant in connection with its operations and activities in the Leased Property during the Term and the Extension(s), then the Landlord shall return to the Tenant the aggregate amount of the Security Deposit held by Landlord at such date, pursuant to the written instructions of the Tenant therefor.

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CLAUSE V

Obligations of the Landlord

Section 5.01. Quiet Enjoyment. Grant the temporal quiet enjoyment, use and possession of the Leased Property to the Tenant, on the terms and conditions set forth in this Agreement.

Section 5.02. Structural repairs and maintenance. Landlord shall carry out at its own cost and expense repairs that are exclusively related to the structural elements of the Leased Property, arising from or derived from hidden defects, if any, obligation which shall be in force for a term not exceeding six (6) months following the Lease Commencement Date. Said obligation shall be complied with by the Landlord, as long as the need to carry out any such repairs does not derive or otherwise arise from acts or omissions on the part of the Tenant, its directors, officers, employees, advisors, representatives, contractors, visitors or any other person for which the Tenant is or may be legally responsible; or otherwise derives or arises from the business, industry or activities of the Tenant at the Leased Property or the lack of maintenance to the Leased Property by the Tenant as provided in Section 6.03 hereof.

Landlord will extend for the benefit of the Tenant, to the extent it may effectively do so, any warranty or guaranty that Landlord may have as against the Contractor, with respect to hidden or structural defects of the Building UPTIJ-02 and the Leased Property, on a pass-through basis.

The Tenant shall notify in writing immediately upon knowledge thereof to Landlord of the existence of any defect in the Leased Property that may constitute a hidden or structural defect (“Hidden Defect Notice”), so that the Landlord may directly carry out or cause its contractors to carry out the necessary repairs. The Tenant will be responsible for increased costs of repairs or damages caused by its failure to provide such Hidden Defect Notice promptly, and in any event, within five (5) business days following the date on which the Tenant acquired knowledge of any such defect.

Within five (5) business days following any Hidden Defect Notice, the Landlord shall inspect the Leased Property to evaluate the hidden or structural defects contained in such notice, except in case of emergency, in which case, the Landlord shall attend said notice as soon as possible. The Landlord will submit to the Tenant within the (5) business days after said inspection, a report that (i) describes the defect, (ii) confirms it’s nature as a hidden or structural defect, (iii) summarizes the probable causes thereof, (iv) indicates the actions to be carried out with respect thereto, and (v) describes the estimated time for the repairs to be completed and the manner in which such repairs shall be carried out.

The Tenant shall allow Landlord, its employees, contractors and other appointed persons, to access the Leased Property, during business hours, in order to carry out the necessary repair works as provided herein; in the understanding that, the Landlord, its employees, contractors and other appointed persons must comply with all internal regulations and policies of the Tenant, and will endeavor to avoid, to the extent possible, to interfere with Tenant’s operations.

Any definitive repair of a hidden or structural defect shall be made within sixty (60) calendar days. The Landlord will not be deemed to be in breach of its obligations hereunder if such repairs cannot be carried out within such term, to the extent it provides evidence to the Tenant that all necessary steps and actions for such repair works are in process, together with a report detailing (i) the repair works, (ii) the reasons for which additional work time is required, (iii) the estimated completion date for the repair works, and (iv) the temporary measures to be adopted in order to allow the Tenant’s business and operations to be carried out without interference.

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If the repair works materially interfere with the normal use of the Leased Property by Tenant, then the Parties will in good faith agree in writing the manner in which the repair works will be conducted in order to reduce any such interference as much as possible.

The Landlord shall make sure that all repair works are carried out by adequate personnel with the necessary technical capacity and experience, and that such personnel have the necessary civil liability insurance to cover for any damages that may be caused to the properties and assets of the Tenant located inside the Leased Property.

Except as provided in this Section, the Landlord assumes no obligation to carry out any other type of repairs or maintenance to the Leased Property.

The Tenant and the Landlord shall cooperate in good faith to achieve the intent hereof.

Section 5.03. Temporary assignment of KVA rights. Landlord will temporarily assign to the Tenant at no cost its rights for use of 1,000 KVA electrical service, for so long as this Agreement remains in effect.

Section 5.04. Performance by Tenant of Landlord Obligations. In case that the Landlord fails to perform or comply with any of its obligations pursuant to this Agreement, then the Tenant may, but shall obliged to do so, after five (5) business days have lapsed following the day on which the Tenant notified to the Landlord in writing of the corresponding breach, perform or otherwise carry out the actions that the Landlord is obliged to perform or satisfy hereunder, without prejudice to the breach by the Landlord of any such obligation, and in doing so the Tenant shall not waive or release, nor shall it be deemed to have waived or released the Landlord from any such obligations or its consequences. Any reasonable cost or expense duly documented and paid by the Tenant in connection herewith, shall be borne and on the exclusive account of the Landlord and any such documented costs or expense shall be reimbursed by the Landlord to the Tenant within the five (5) days following the written request by the Tenant. Landlord shall pay default interests on any amount due hereunder at the default rate of interest set forth in Section 3.07.

Section 5.05. Limitation of Landlord’s Liability. The Tenant expressly agrees that the Landlord shall not be liable for any special, indirect, consequential, punitive or exemplary damages, including without limitation lost profits or opportunities, or lost or delayed generation, that the Tenant may suffer as a result of, and whatever the nature of, the breach by the Landlord of any of its obligations of under this Agreement, and to the fullest extent it may effectively do so under applicable law, the Tenant shall not assert, and hereby expressly waives, any claim against the Landlord on the theory of liability for special, indirect, consequential, punitive or exemplary damages (as opposed to direct or actual damages), arising out of, in connection with, or as a result of, this Agreement and its Exhibits or the transactions contemplated thereby. Any direct and actual damages incurred by the Tenant on account of any of the foregoing shall be limited to, and shall not exceed, the aggregate amount of the annual rent in effect pursuant to this Agreement at the time of such breach.

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CLAUSE VI

Obligations of the Tenant

Section 6.01. Insurance. The Tenant shall obtain and maintain in effect at all times during the Term and the Extension(s) with a reputable insurance company duly authorized to operate in Mexico, the insurance policies listed below:

(a)	Civil liability, activities and property in amount not less than US$14’800,000.00 (FOURTEEN MILLION EIGHT HUNDRED THOUSAND AND 00/100) Dollars per event, renewable annually during the Term and the Extension(s);

(b)	Civil liability of tenant or lessee in an amount not less than US$14’800,000.00 (FOURTEEN MILLION EIGHT HUNDRED THOUSAND AND 00/100) Dollars per event, renewable annually during the Term and the Extension(s);

(c)	If applicable, insurance against losses or damages caused by boilers or compressor malfunction or internal explosion of a boiler or a high – pressure compressor installed at the Leased Property, in the amounts per event suggested by the related insurance company, depending on the type, quality and quantity of such equipment installed on the Leased Property; and

(d)	Those additional coverages determined by the Tenant for the protection of its properties and assets that are located inside the Leased Property.

All such insurance policies shall (x) include Banco Actinver S.A, Institución de Banca Múltiple, Grupo Financiero Actinver, División Fiduciaria, as trustee of the Trust and Landlord, as additional insured, (y) include a modification of the policy or “endoso” for errors and omissions, and (z) provide for the deductible not to be exceed US$25,000.00 (TWENTY-FIVE THOUSAND AND 00/100) Dollars, without coinsurance.

The Tenant agrees to deliver to Landlord within five (5) days following the Lease Commencement Date, and on the expiration date of the said insurance policies, a certificate of coverage or other original document issued by the corresponding insurance company, which evidences that the aforementioned insurance coverages has been duly engaged or contracted by the Tenant and that the corresponding premiums have been fully paid.

In the case of casualty at the Leased Property causing damages or destruction of the same, the Tenant shall notify in writing to the Landlord and carry out any action or deliver any notice, document or declaration required in connection with such casualty and to pay the corresponding deductible for the due and correct collection on the applicable insurance policies and shall cause delivery of any such collection to the Landlord.

All insurance policies or certificates of coverage issued pursuant to this Section 6.01, shall include a clause pursuant to which the insurance company agrees that the insurance policies issued in connection with the Leased Property and this Agreement, shall not be cancelled or modified without notice to Landlord, given with at least thirty (30) business days in advance to the date of the intended modification or cancellation, and that any such notice shall be given by said insurance company pursuant to the provisions of this Agreement.

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Section 6.02. Environmental.

(a) General. Tenant hereby agrees that during the Term and its Extension(s), the Leased Property shall be maintained, and the operations and activities of Tenant in the Leased Property shall be conducted in accordance with, all applicable Environmental Laws. In this respect, the Tenant shall not process, combine or in any manner use, store, dispose, spill, recycle or introduce any Hazardous Materials to the Leased Property or deemed contaminant pursuant to Environmental Laws, and will not permit others to do so.

In case of any “environmental emergency or contingency”, as such terms are defined in Environmental Laws, Tenant shall notify Landlord in writing within seventy two (72) hours following any such emergency or contingency, indicating (i) the nature and seriousness of the event, (ii) the causes for which such event took place, (iii) the actions that Tenant purports to adopt to remedy the situation, (iv) any actions, orders, fines or sanctions that environmental authorities having jurisdiction over the Leased Property may have imposed, and (v) the action plan that Tenant shall take to return the Leased Property or the Building UPTIJ-02 to the conditions they were prior to such event.

The temporary storage of hazardous substances used in the ordinary course of business of the Tenant or for cleaning purposes, shall not imply a breach of Tenant’s obligations pursuant to this Section, provided that such substances are handled with due care and are within reasonable volume according to its use.

In case required for the business or industry of the Tenant, the Tenant will perform, at its sole cost and expense, all necessary studies of environmental risk and environmental impact, and shall obtain all necessary permits for emissions to the environment, as well as all other permits or authorizations required pursuant to Environmental Laws. Tenant shall deliver to the Landlord copies of all of said studies or permits within the five (5) calendar days following the written request of the Landlord.

In addition, the Tenant shall at its own cost and expense hire and maintain during the Term and the Extension(s), if any, duly authorized Hazardous Materials collection companies that may be required in connection with the conduct of its ordinary course of business and activities at the Leased Property. The Tenant shall provide to the Landlord upon written request, evidence that such hazardous substances are being routinely being disposed of pursuant to Environmental Laws.

To the extent required by Environmental Laws, Tenant shall be responsible for notifying to the corresponding environmental authorities of the termination (for any reason) of this Agreement and of its activities or businesses at the Leased Property, by giving the site abandonment notices that may be necessary, copies of which, along with the corresponding resolutions issued by the environmental authorities, shall be delivered to the Landlord on the same date on which the Landlord is to reimburse to the Tenant the Security Deposit pursuant to Section 4.03 above.

For purposes of this Agreement, the following terms will have the meanings assigned to them as follows:

“Remedial Action” means all measures needed to perform or satisfy any obligation under Environmental Laws to (i) clean, remove, treat, repair, contain, eliminate, cover or in any other way adjust or regulate Hazardous Materials, whether indoors or outdoors, (ii) prevent or control the release of Hazardous Materials in a way that impedes its migration or prejudicial effect, or constitute a threat to health, wealth or environment, or (iii) the conduct of studies or analysis in order to adopt corrective actions, or proceed with investigations, reparation or restoration studies and studies to adopt future corrective actions (or future cleaning work), evaluations, testing and supervision at or near the Building UPTIJ-02 or the Leased Property.

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“Contamination Condition” means: (i) conditions, permanent activities or omissions that are contrary to Environmental Laws, or have resulted, or can reasonably be expected to result, in the release or threatened release, of Hazardous Materials, (ii) conditions as a result of previous releases of Hazardous Materials that have contaminated or that can reasonably be expected that will contaminate or threaten to contaminate, the ground, water or underground water, and (iii) conditions that threaten to result in potentially harmful exposure to Hazardous Materials.

“Environmental Laws” means all applicable environmental laws, regulations, applicable Mexican Official Norms (Normas Oficiales Mexicanas), rulings, binding directives, statutes, codes, and any other rules or applicable requirements issued by governmental, judicial or administrative authorities, whether Federal, State or Municipal, including, but not limited to, the General Law of Ecological Equilibrium and Environmental Protection, the General Law for the Prevention and Integral Management of Wastes, the National Waters Law, the General Health Law, the Federal Occupational Health and Safety Regulations, and their corresponding regulations (if applicable), as well as all other applicable official norms including without, limitation, Mexican Official Norms: NOM-001-SEMARNAT-1996, NOM-052-SEMARNAT-2005, NOM-053-SEMARNAT-1993, NOM-138-SEMARNAT/SSA1-2012, NOM-010-STPS-1999 and NOM-147-SEMARNAT/-SSA1-2004, as they may be amended or supplemented from time to time during the Term and Extension(s).

“Hazardous Materials” means any toxic waste, contaminant, dangerous substance, toxic substance, waste, special waste, petroleum, substances or waste derived from petroleum, radioactive substances or waste, whether liquid, solid or in gaseous form, or any element elaborated with such substance, trace or waste, or any other substance or material regulated or so defined in Environmental Laws, including, without limitation, waste, traces, materials or substances which: (i) are defined as “Hazardous Material” and/or “Hazardous Waste” and/or “Hazardous Traces”, in accordance with the Environmental Laws, or (ii) appear listed or characterized and considered like “Dangerous” by the Mexican Official Norms, or (iii) are designated and considered as “Hazardous Waste” in terms of Environmental Laws, or (iv) have corrosives, radioactive, explosive, toxic, flammable, biological infectious characteristics.

(b) Upon termination of this Agreement. The Tenant shall, at its sole cost and expense, deliver to the Landlord within thirty (30) calendar days prior to the ending of the Term or the Extension(s), if any, or within thirty (30) calendar days following the termination date of this Agreement for any other reason, an environmental study known as Phase “1” prepared by recognized independent environmental auditors acceptable to the Landlord, reflecting that during the Term and (s) Extension (s) the Tenant complied in respects with Environmental Laws and with its environmental obligations hereunder.

In the event that such study reflects the need to carry out additional studies and/or any Remedial Actions, then the Tenant shall carry out all such additional studies or Remedial Actions as may be necessary in the Leased Property (to the extent that any contamination is attributable to the Tenant), to return to its condition as at the Lease Commencement Date, so as to fully comply with Environmental Laws.

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Section 6.03. Maintenance of the Leased Property. The Tenant shall carry out at its own cost and expense the ordinary maintenance of the Leased Property. Ordinary maintenance of the Leased Property includes, without limitation, the maintenance and repair of pipes, air conditioning, heating, electrical installation, windows, glass, platforms, floor, roof, doors, signs, paint, carpets, non-structural walls, divisions and fire system of the Leased Property, and such other ordinary maintenance tasks that are detailed in the maintenance manual that has been provided to the Tenant by the Landlord prior to the execution and delivery of this Agreement (“Maintenance Manual”), ant that will be attached to the Final Delivery-Reception Minutes.

Tenant shall further carry out any repair work with respect to any damages to the Leased Property or the Building UPTIJ-02, caused by the Tenant or any of its directors, officers, employees, advisors, representatives, contractors, visitors or any other person for whom the Tenant is or may be legally liable. Such repair works shall be concluded within a reasonable time and in any event within thirty (30) days following the date on which such damages were caused to the Leased Property.

The Tenant shall be responsible for keeping the Leased Property clean and in good condition, as well as to hire garbage and dangerous residuals removal companies authorized to do so in Tijuana, Baja California, that may be generated by the activities of the Tenant at the Leased Property.

All maintenance works carried out by the Tenant pursuant hereto shall be made with quality materials and in a manner that preserves the conditions of the Leased Property at the time of its delivery to the Tenant pursuant to this Agreement (normal wear and tear excepted), and comply with all applicable regulations, as well as with the provisions of this Agreement and the Maintenance Manual.

Section 6.04. Additional Obligations. For so long as the Tenant remains in possession of the Leased Property, the Tenant expressly covenants and agrees to all of the following:

(a)                Pay the rent in the amounts and in the manner set forth in Clause III of this Agreement.

(b)                Use the Leased Property exclusively for the permitted uses pursuant to this Agreement.

(c)                Timely notify the Landlord of the need to carry out the repairs referred to in Section 5.04 of this Agreement.

(d)                Immediately upon acquiring knowledge thereof, notify the Landlord of any usurpation, invasion, damage or harmful novelty that any person has done to or in the Leased Property.

(e)                Immediately notify the Landlord with respect to any claim initiated against the Tenant by any authority or third party, related to any of the matters set forth in Clause VI of this Agreement.

(f)                Comply in all material respects with all laws, regulations, decrees, circulars or orders of authorities with jurisdiction therefor, whether Federal, State or Municipal, that may be applicable to the Tenant or its business activities, properties or assets, including any labor, social security and tax laws, and particularly:

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1.	Pursuant to articles 27 and 34 of the Ley General para la Prevención y Gestión Integral de los Residuos and article 9 of the Reglamento de la Ley General de Cambio Climático, the Tenant shall provide to Landlord, thirty (30) days after filed each calendar year during the Term, all of the following:

(i)	Copy of the filed Registry and Plan for the handling of special or hazardous substances as filed before the Secretaria de Medio Ambiente y Recursos Naturales (“SEMARNAT”) in the corresponding filing form.

(ii)	Evidence of the Annual Operational Deed (Constancia de la Cédula de Operación Anual) whether at the Federal or State levels, before the SEMARNAT, that is to be dealt with annually. In case such deed is not applicable, a letter signed by an authorized representative of the Tenant to the effect that such deed is not applicable to the businesses and operations of the Tenant in the Leased Property.

2.	Letter informing the Landlord of the environmental compliance status and of any fines or charges made by any environmental authority.

3.	Pursuant to official rule NOM-002-STPS-2010 in effect or any other official rule that may replace it, compliance opinion issued by an accredited verification unit approved by the labor ministry (Secretaría del Trabajo y Previsión Social) with respect to the prevention and protection of fire plans for the Leased Property.

(g)             Comply with the Upsite Park Regulations and timely pay the Triple Net Quotas as provided in this Agreement. A copy of the Upsite Park Regulations is attached hereto as Exhibit “6”.

(h)              Pay the contributions, rights, dues, connection quotas, charge deposits, security deposits, expenses for elaboration of executive project, KVA’s contributions or any other charge or expense relating to the use of water, residual water treatment, drainage, electricity, sewer, telephone and any other utility required by the Tenant, which shall be directly hired by and in the name of the Tenant and shall be paid directly to the entities providing such services, except as otherwise provided in this Agreement. Tenant shall deliver to the Landlord, while remaining in possession of the Premises, evidence of the timely and correct payment of the services contracted by the Tenant, upon written request of the Landlord. Tenant shall keep Landlord free and harmless of any claim, charge, cost, expense, risk or demand derived from any such services. This obligation shall survive the termination of this Agreement.

(i)               Hire and keep in effect insurance on the terms set forth in Section 6.01 hereof.

(j)              Not to assign any of rights under this Agreement, or sublease or in any other manner allow the use, enjoyment or possession of all or part of the Leased Property, except as otherwise permitted by this Agreement.

(k)              Not to modify in any manner the Leased Property, except as otherwise provided in this Agreement.

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(l)              Deliver to the Landlord during the term of this Agreement, at the written request of the Landlord, its annual audited financial statements for each calendar year occurring during the Term or the Extension(s), as applicable, together with its accompanying notes, within a reasonable amount of time after such request. Any such information shall be subject to the confidentiality obligations of the Parties pursuant to this Agreement.

(m)             Reassign to the Landlord at no cost, Landlord’s rights to use 1,000 KVA electrical service temporarily assigned by it to the Tenant pursuant to Section 5.03, upon the expiration of the Term or the Extensions (if any) or otherwise upon the termination of this Agreement for any reason.

(n)              Be liable for any damages caused to the Leased Property or the Building UPTIJ-02 due to the fault or negligence of the Tenant or any of its directors, officers, employees, consultants, contractors, representatives, managers, visitors or any other person for which the Tenant is or may be legally responsible.

Section 6.05. Landlord’s Inspection Rights. For so long as the Tenant has possession of Leased Property the Landlord will have the right to any time inspect the Leased Property. The Tenant shall allow the Landlord and the individuals designated by the Landlord to have access to the Leased Property, provided notice thereof is given by the Landlord in writing with at least five (5) business days in advance of the visit. Such visit shall take place during business days and hours and must comply with the regulations and internal security policies and protocols of the Tenant. The Landlord will endeavor not to interfere with the activities of the Tenant at the Leased Property. A Tenant representative shall be present in such visit or inspection.

Section 6.06. Performance by the Landlord of Tenant’s Obligations. In case that the Tenant fails to perform or comply with any of its obligations pursuant to this Agreement, then the Landlord may, but shall not be obligated to do so, after five (5) business days have lapsed following the day on which the Landlord notified to the Tenant in writing of the corresponding breach, perform or otherwise carry out the actions that the Tenant is obliged to perform or satisfy hereunder, without prejudice to the breach by the Tenant of any such obligation, and in doing so the Landlord shall not waive or release, nor shall it be deemed to have waived or released the Tenant from any such obligations or its consequences. Any reasonable cost or expense duly documented and paid by the Landlord in connection herewith, shall be borne and on the exclusive account of the Tenant and any such documented costs or expense shall be reimbursed by the Tenant to the Landlord within the five (5) calendar days following the written request by the Landlord. Landlord shall pay default interest on any amount due hereunder at the default rate of interest set forth in Section 3.07.

Section 6.07. Indemnity to the Landlord. The Tenant hereby agrees to indemnify the Landlord from, and to keep the Landlord, its shareholders, partners, the trustee and the certificate holders, their successors, assignees, directors, employees, agents, representatives, affiliates and managers harmless with respect to, any claims, damages, liabilities, losses, fines, costs and expenses (including without limitation reasonable and documented attorney fees and expenses) arising from or in connection with,

(a)	The breach of any of the representations and warranties made by the Tenant pursuant to this Agreement, as of the date when made; or

(b)	Any physical loss or death of any individual that may for any reason be located at the Leased Property at the time, for so long as the Tenant remains in possession of the Leased Property; or

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(c)	Any material breach by the Tenant of any of its obligations pursuant to this Agreement.

The Tenant expressly agrees that its indemnity obligations hereunder are in addition to the mandatory Term liquidated damages payment obligation set forth in Section 7.03 hereof, that is solely applicable to the early termination of this Agreement for cause.

The indemnity obligations of the Tenant pursuant to this Section 6.07, shall survive the termination of this Agreement for the applicable statute of limitations period.

Section 6.08. First Refusal Right Waiver. Tenant hereby clearly and expressly waives the first refusal rights to buy the Leased Property afforded to the Tenant under article 2321 of the Civil Code of the State of Baja California, and hereby agrees and acknowledges that this clause constitutes and essential term of this Agreement.

In the event of the sale of the Leased Property during the Term and the Extension(s), the acquiror thereof shall be obliged to expressly assume Landlord’s obligations under this Agreement, and to acknowledge that Tenant is the legitimate lessee of the Leased Property, and this Agreement shall remain in its terms notwithstanding the transfer of ownership of the Leased Property. The Tenant shall acknowledge said acquiror as the new lessor or landlord under this Agreement and will reasonably cooperate with the Landlord in the execution of any estoppel that may be required for such purposes.

In addition, Tenant agrees at the request of Landlord, to subordinate this Agreement with respect to any lien created on the Leased Property, provided that the holder of such lien shall not interfere with the quiet enjoyment of the Leased Property by Tenant nor any other right of Tenant under this Agreement solely as a result of the creation of any such lien on the Leased Property or under the rights of the Landlord pursuant to this Agreement.

Section 6.09. Further waiver of rights. The Tenant hereby clearly and expressly waives, to the fullest extent that it may effectively do so, all of its rights under articles 2178, 2179 and 2321 of the Civil Code for the State of Baja California, all of which have been reviewed or explained to the Tenant by its selected legal advisor.

CLAUSE VII

TERMINATION – RESCISSION

Section 7.01. Early Termination. This Agreement shall be in full force and effect during the Term and its Extension(s), provided that it may be terminated earlier with the prior written consent of the Parties.

Section 7.02. Rescission. In the case that any of the following events (each a “Cause of Rescission”) occurs:

(a)              The breach of any of the representations and warranties made by the Tenant or Clearfield pursuant to this Agreement, as of the date when made; or

(b)              Failure by the Tenant or Clearfield to pay any rent or Triple Net Quotas when due, and such payment default is not cured in full within five (5) calendar days following such due date; or

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(c)              The Tenant carries out any Modification to the Leased Property, except as permitted in accordance to this Agreement; or

(d)              The Tenant uses the Leased Property for any purpose other than as contemplated by Section 1.03 above, or carries out or permits any other person (broadly interpreted) to carry out any illegal activity in the Leased Property; or

(e)              The Tenant assigns any of its rights under this Agreement without the express consent of the Landlord; or

(f)               The Tenant executes any sublease or otherwise grants the use, possession or enjoyment of all or part of the Leased Property, except as permitted pursuant to this Agreement; or

(g)              The Tenant opposes or otherwise impedes access to the Leased Property by the persons appointed by the Landlord pursuant to Section 6.05 above, or to carry out the repair works referred to in Section 5.02 of this Agreement; or

(h)              The Tenant fails pay its debts generally as they become due, or it admits its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or the Tenant is declared to be in reorganization (concurso mercantil) or bankruptcy, or any other insolvency, liquidation or dissolution proceeding is instituted against the Tenant, or for the appointment of a trustee, executor or any other intervening officer for the Tenant or any substantial part of its properties and assets, and any of the above proceedings is not dismissed within a period of sixty (60) calendar days; provided that in case that the Tenant requests any such proceeding no cure period applies; or

(i)               Tenant shall be subject to any strike or similar proceeding for a period of more than thirty (30) calendar days, which strike is reasonably likely to result in Tenant’s breach of its payment obligations hereunder; or

(j)               The Tenant permits the creation of any lien, charge or encumbrance in and to the Leased Property or any part thereof, that is directly attributable to the Tenant, and such lien, charge or encumbrance is not suspended or released within a period of thirty (30) calendar days following the date of its creation; or

(k)              Any claim is filed against the Landlord that arising from any work, job or installation carried out by Tenant or in its name, regardless of whether such work had been authorized or not by the Landlord according to the provisions herein, and the Tenant does not resolve or otherwise releases the Landlord from and against such claim within thirty (30) calendar days following the date on which such claim brought against the Landlord; or

(l)               The Tenant breaches any other of its other material obligations pursuant to this Agreement and such material breach remains uncured during a period of more than thirty (30) calendar days following the date of such breach,

Then, in any such event after the applicable grace period has elapsed, the Landlord may through written notice to the Tenant, rescind and terminate this Agreement, in which case, this Agreement shall be forthwith terminated without the need of demand, judicial proceeding, or additional requirement of any kind, all of which, is hereby waived by the Tenant.

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Upon the rescission or termination of this Agreement as aforesaid, the Tenant shall forthwith: (i) deliver the possession of the Leased Property to the Landlord and pay the rescission penalty set forth in Section 7.03, together with any other amount due to the Landlord pursuant to this Agreement.

Section 7.03. Rescission mandatory Term liquidated damages.

The mandatory Term and the Extension(s) are stipulated for the benefit of the Landlord, and the Parties agree that such Term and Extension(s) constitute and indivisible obligation for all purposes. Accordingly, in case that this Agreement is rescinded and terminated by the Landlord as provided in Section 7.02 above, the Tenant hereby expressly agrees to pay to the Landlord, as mandatory term liquidated damages exclusively applicable to the breach of the Term or the Extension(s), irrespective of other rights of indemnification established in favor of the Landlord hereunder, the aggregate amount of rent payments and Triple Net Quotas pending to accrue until the scheduled maturity of the Term or the corresponding Extension, as applicable.

The Tenant agrees that the above mandatory term liquidated damages apply solely to the manner in which the Term and the Extension(s), if any, are agreed pursuant to this Agreement, and that such mandatory term liquidated damages amount is agreed to only with respect to the Term and the Extensions, without prejudice, and in addition, to the indemnity rights of the Landlord pursuant to Section 6.07 hereof.

Section 7.04. Rescission by the Tenant. In the event of default by the Landlord of its material obligations pursuant to this Agreement and provided that such default is not cured within thirty (30) calendar days following the date on which the Tenant notifies the Landlord of such material breach, then the Tenant shall have the right to rescind and terminate this Agreement and exercise any of its rights hereunder or under applicable law.

CLAUSE VIII

MISCELLANEOUS PROVISIONS

Section 8.01. Tenant’s Signage. Landlord authorizes the Tenant to place at the Leased Property those signs related to its name or commercial activity, provided that such signs shall comply with the provisions applicable of the Park Regulations and applicable laws and regulations. In no case may Tenant signs or advertisement elements be installed at a height that exceeds the maximum height of the Leased Property, nor will such signs advertisement elements be allowed on the roof of the Leased Property or the Building UPTIJ-02.

Tenant agrees to remove all of the signage or advertisement elements installed at the Leased Property upon the termination or rescission of this Agreement, and to restore the area in which such signage or advertisement elements were placed, including any de–coloration that the installation thereof may have caused to the Leased Property.

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Section 8.02. Landlord’s marketing material. The Tenant authorizes the Landlord to include photographs of the exterior part of the Leased Property and the corporate name of the Tenant in any of its marketing materials.

Section 8.03. Expropriation. The Tenant may terminate this Agreement if any part of the Leased Property is occupied or expropriated by governmental authority, without further liability of any kind.

Pursuant to article 2284 of the Civil Code for the State of Baja California (and other applicable laws), the Parties are entitled to indemnification by the expropriating authority upon the expropriation o the Leased Property. Each Party will exercise their rights individually and independently.

Section 8.04. No Association. None of the terms and conditions of this Agreement shall be interpreted as an association, company, partnership, consortium or any other kind of associative figure among the Parties. The Parties are for all legal purposes hereof, and will continue to be, independent from each other.

Section 8.05. Confidentiality. For as long as this Agreement is in force, the Parties and Clearfield agree to keep confidential the provisions of this Agreement and shall refrain from disclosing any such information to any third party without the prior written consent of other Party and Clearfield, as the case may be, unless such Party or Clearfield is required to disclose such terms and conditions pursuant applicable law, rule, or regulation.

Section 8.06. Data Protection. In compliance with provisions of the Federal Law on Protection of Personal Data Held by Private Parties (“Personal Data Protection Law”), the Parties agree on treating their corresponding personal data (“Personal Data”) solely for the purposes of this Agreement, and to keeping and satisfy their respective confidential obligations under the provisions of the Personal Data Protection Law. The Parties agree that any other use of Personal Data is strictly forbidden. The Parties warrant the accuracy of any Personal Data transferred to the other Party, and that such transfer has been authorized by legal holder thereof.

The Parties mutually consent to the treatment of their respective Personal Data under the provisions of the Personal Data Protection Law, and further acknowledge their respective obligation to take the necessary technological, physical, and administrative security measures and procedures to protect any such Personal Data.

Section 8.07. Assignment. The Tenant may not assign any of its rights or obligations hereunder without the prior written consent of the Landlord therefor.

The Landlord may assign, transfer, contribute to a trust, encumber or create liens in and to, or otherwise discount or enter into any credit or factoring transaction with respect to, Landlord’s collections rights under this Agreement. The Tenant, upon written request of the Landlord, agrees to sign any documents as may reasonably be required by any person who acquires any interest in such collection rights, including any estoppel or equivalent thereof.

Section 8.08. Amendments. No modification to any term or condition of this Agreement, nor any consent to departure or waiver of any such terms or conditions shall be valid, unless approved in writing and signed by the legal representatives of the Parties, and even in such case, such modification, consent or waiver will be effective only for the specific purpose for which given.

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Section 8.09. Domiciles and Communications. The parties hereby agree that the domiciles set forth in this Section, constitute their domiciles for everything related to this Agreement, including any notice or legal action derived from or related to this Agreement or the Leased Property.

Any notice or communication pursuant to this Agreement shall be made in writing, including email, except with respect to any notice of a breach or rescission of this Agreement that shall be sent by (i) certified mail, acknowledgement of reception requested, or (ii) delivered in person, or (iii) delivered before notary public or two witnesses.

All such notices and communications shall be addressed to the corresponding Party as aforesaid, to the address or email (as applicable) indicated below, and shall be effective when received:

If to the Landlord:

Address: Carretera México-Toluca 5420, piso 20,

Edificio Espacio Santa Fe, Col. El Yaqui,

Alcaldía Cuajimalpa de Morelos,

CDMX, C.P.05320

Email: [redacted]

Attention: Rodolfo Gerardo Balmaceda or Juan Carlos Talavera de Noriega.

If to the Tenant:

Domicilio: Carretera Miguel Aleman Km 14.5,

                       Local 3C, Business Park Monterrey,

                       Apodaca, Nuevo Leon CP 66633.

Email: [redacted]

Attention: Alberto Daniel Loyola Tames

With a copy to Clearfield:

Address: Legal Department

 7050 Winnetka Avenue N., Suite 100

 Brooklyn Park, MN 55428

Email: [redacted]

The Parties may designate a new domicile or email address at any time by giving notice to the other Party in the manner set forth above, with at least ten (10) calendar days in advance, and such change shall be effective thereafter.

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Section 8.10. Expenses. Any expenses incurred by the Parties in connection with the preparation, negotiation, execution and delivery of this Agreement, including professional fees of legal real estate or other advisors, shall be solely borne by the Party that incurred in them.

Section 8.11. Brokerage Firm. The Parties agree that no broker is involved in the transactions contemplated by this Agreement.

Section 8.12. Severability. The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

Section 8.13. Applicable Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Baja California, Mexico.

(b)       Except as indicated in section (c) below with respect to Clearfield, the Tenant and the Landlord hereby expressly agree that for anything related to the interpretation, performance or nullity of this Agreement the Parties hereby expressly submit to the competent courts of the domicile of the Leased Property and hereby further expressly waive any other forum or jurisdiction to which they may be entitled by reason of their present or any other future domicile, or that is otherwise afforded to them by law or for any other reason.

(c)       Clearfield and the Landlord agree that any controversy or claim arising out of or otherwise relating to this Agreement, or the breach or nullity thereof, shall be finally settled through arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules (“Rules”).

Landlord will appoint one arbitrator in its notice of arbitration and Clearfield will have a term of fifteen (15) days to appoint one arbitrator, provided that failure to so appoint said arbitrator will result in an arbitrator being appointed pursuant to the Rules. The third arbitrator will be appointed pursuant to the Rules and shall act as president of the tribunal.

The arbitration shall be conducted in the Spanish language. The seat of the arbitration shall be San Diego, California.

The final award shall be conclusive, and binding and the parties agree to satisfy the award immediately.

Section 8.14. Entire Agreement. This Agreement and its Exhibits constitute the entire and final agreement between the Parties, and any communication, information, understanding, or oral agreement of the Parties prior to the date of this Agreement is hereby cancelled in all respects.

No course of conduct of the Parties, or custom or practice in their respective industry, and no extrinsic evidence of any kind shall be used for the interpretation of this Agreement, nor shall alter, supplement or modify any of the terms and conditions of this Agreement.

Section 8.15. Clauses and sections headings. The headings or titles of each clause, section or subsection of this Agreement is only for the convenience of the Parties and shall not affect its interpretation.

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Section 8.16. Counterparts. This Agreement is executed and delivered in three (3) counterparts, each of which shall for all purposes be original, and all of which, when taken together, shall constitute one and the same agreement.

CLAUSE IX

Clearfield. Joint and Several Obligor

Section 9.01. Joint and Several Obligations. Clearfield executes and delivers this Agreement in order to assume, and does hereby assume, as joint and several obligor each and all of the obligations of the Tenant pursuant to this Agreement, for all legal purposes thereof, for the benefit of the Landlord, in accordance with the provisions of articles 1862, 1863, 1864, 1877 and 1881 of the Civil Code for the State of Baja California (“Civil Code”).

Section 9.02. Indivisible Obligations. Clearfield and the Tenant acknowledge and expressly agree that each of their obligations pursuant to this Agreement are assumed by each of them and shall be deemed and interpreted for all purposes as an indivisible obligation and therefore the Tenant and Clearfield expressly agree for the benefit of the Landlord that each of the Tenant and Clearfield are obligated for each such obligation in its entirety, as set forth by article 1881 of the Civil Code.

The indivisible nature of each such obligations is expressly agreed by the Tenant and Clearfield for the benefit of the Landlord and for all legal purposes whatsoever, which constitutes and essential condition to the Landlord in executing and delivering this Agreement.

Section 9.03. Waiver of Rights. Clearfield agrees that the joint and several obligations it assumes pursuant to this Agreement are unconditional and absolute, and therefore Clearfield hereby expressly waives the provisions of articles 1866, 1870 (only with respect to any direct defenses that Clearfield may have against the Landlord), 1876, 1877, 1879, 1880 and 1885 (only with respect to the indivisible nature of the obligations) of the Civil Code.

IN WITNESS WHEREOF, the Parties and Clearfield have caused this Agreement to be executed and delivered through their respective representatives thereunto duly authorized to do so.

[rest of page intentionally left blank; signature page follows]

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THE TENANT Prisma Shelter, S. de R.L. de C.V.
/s/ Alberto Daniel Loyola Tames
By: Alberto Daniel Loyola Tames
Title: Legal representative

THE JOINT AND SEVERAL OBLIGOR Clearfield, Inc.
/s/ Daniel R. Herzog
By: Daniel R. Herzog
Title: Legal representative

THE LANDLORD Banco Actinver, S.A., Institución de Banca Múltiple, Grupo Financiero Actinver, solely in its capacity as Trustee of Trust No. 3218
/s/ Juan Carlos Talavera De Noriega
By: Juan Carlos Talavera De Noriega
Title: Legal representative

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